                                                                       Exhibit 2
                                                                       ---------

                                                           (English translation)


                            STOCK PURCHASE AGREEMENT
                            ------------------------

This Agreement is entered into as of August 29, 2005 by and between Rhoceo Co, Ltd., located at 1309-11 Tea Building 3F, Seocho-dong, Seocho-gu, Seoul, Korea (the "Seller"), and Kim Ji Young and two other persons residing at 3-1006 Sunkyung Apt., 506 Daechi-dong, Gangnam-gu, Seoul, Korea (collectively, the "Purchasers").


ARTICLE 1 (PURPOSE OF THE AGREEMENT)

The purpose of this Agreement is to set forth the rights and obligations between the Purchasers and the Seller with respect to the purchase and sale of certain shares of GRAVITY Co., Ltd., located at 620-2 Shingu Building, Shinsa-dong, Gangnam-gu, Seoul, Korea, which shares are held by the Purchaser (the "Shares").


ARTICLE 2 (TYPE AND NUMBER OF SHARES)

     (1)  Type: Shares of Common Stock issued by GRAVITY Co., Ltd.
          (the "Company")

     (2)  Purchase price per share: W72,000

     (3)  Number of Shares: 243,948

     (4)  Purchase Consideration: W17,564,256,000 ("Purchase Consideration")

     (5)  Allocation of the Shares
          Ji Young Kim:      31,549 shares
          Young Joon Kim:    87,538 shares
          Ji Yoon Kim:       124,861 shares


ARTICLE 3 (METHOD OF PAYMENT)

The Purchasers agree to make an initial payment of W3,700,000,000 (the "Initial Payment") on the date of this Agreement and pay the balance of the purchase consideration on September 29, 2005 as follows:


                                                                                               (Unit: Thousand Won)
                               Date             Ji Young Kim      Young Joon Kim      Ji Yoon Kim         Total
                        ------------------      ------------      --------------      -----------      ------------

Initial Payment         Date of Agreement        W 1,500,000         W 1,200,000      W 1,000,000      W  3,700,000
Balance                 September 29, 2005           771,528           5,102,736        7,989,992        13,864,256
                        ------------------      ------------      --------------      -----------      ------------
Total                                            W 2,271,528         W 6,302,736      W 8,989,992      W 17,564,256



ARTICLE 4 (REGISTRATION OF TRANSFER OF TITLE)

Following the payment in full of the Initial Payment, the Purchasers shall promptly request the Company to register the transfer of title of the Shares pursuant to this Agreement. The Seller shall provide the Company with written notice of its sale of the Shares.


ARTICLE 5 (TRANSFER OF THE RIGHTS)

The ownership rights with respect to the Shares shall transfer to the Purchasers at the time that this Agreement is executed irrespective of the transfer of title. The Seller hereby acknowledges that any and all rights relating to the Shares shall belong to the Purchasers and that the Seller has no objection to this fact.


ARTICLE 6 (EFFECTIVENESS)

This Agreement shall take effect at the time it is signed and sealed by the parties hereto.


ARTICLE 7 (TAXES AND FEES)

Each party hereto shall be responsible for the taxes and fees due such party arising in connection with the transactions contemplated hereby.


ARTICLE 8 (SPECIAL COVENANT)

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The Purchaser may cancel this Agreement by giving written notice of cancellation within ten days from the date of this Agreement, provided that an interest at the rate of 10% per annum shall be added on the amount of refund due to the Purchasers.


ARTICLE 9 (SETTLEMENT OF DISPUTES & THE COURT OF FIRST INSTANCE)

The parties hereto shall consult with each other to resolve amicably any dispute arising in connection with this Agreement. In the event such dispute cannot be resolved amicably, the parties hereby submit to the jurisdiction of the Seoul District Court for the purpose of resolving such dispute.


IN WITNESS WHEREOF, the parties hereto have executed two copies of this Agreement and which shall be prepared, signed, sealed and kept for records by each party.


August 29, 2005


THE SELLER:

Rhoceo Co., Ltd.
1309-11 Tea Building 3F, Seocho-dong, Seocho-gu, Seoul, Korea
By: /seal/ Jung Kwang Hyun, Representative Director


THE PURCHASERS:

Ji Young Kim /seal/
Young Joon Kim /seal/
Ji Yoon Kim /seal/
3-1006 Sunkyung Apt., 506 Daechi-dong, Gangnam-gu, Seoul, Korea.